                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                         SCHERING - PLOUGH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                                 Schering Logo

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 22, 1997
                               ------------------

     The Annual Meeting of Shareholders of Schering-Plough Corporation (the "Corporation") will be held at the offices of the Corporation, Galloping Hill Road, Kenilworth, New Jersey, on Tuesday, April 22, 1997, at 2:00 p.m. to:

        (1) Elect five directors for terms of three years;

        (2) Act upon the ratification of the designation of Deloitte & Touche LLP to audit the books and accounts of the Corporation for 1997;

        (3) Act upon a proposal to approve the adoption of the 1997 Stock Incentive Plan; and

        (4) Transact such other business as may properly come before the meeting.

     Only holders of record of Common Shares at the close of business on March 7, 1997 will be entitled to vote at the meeting, or any adjournments or postponements thereof.

                                                       WILLIAM J. SILBEY
                                                             Secretary
Madison, New Jersey
March 21, 1997

                                   IMPORTANT

     IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

                          Schering-Plough Corporation
                               One Giralda Farms
                         Madison, New Jersey 07940-1000

                                                                  March 21, 1997

                               ------------------
                                PROXY STATEMENT
                               ------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Schering-Plough Corporation (the "Corporation") for use at its Annual Meeting of Shareholders on April 22, 1997 and any adjournments or postponements thereof. Shares represented at the meeting by the enclosed proxy will be voted in accordance with any directions noted thereon. A shareholder giving a proxy may revoke it before it is voted by giving written notice of such revocation to the Secretary of the Corporation. Submission of a later dated proxy will revoke any earlier dated proxy. Attendance at the Annual Meeting by a shareholder who has given a proxy will not have the effect of revoking it unless the shareholder gives written notice of revocation to the Secretary before the proxy is voted or votes the shares subject to the proxy by written ballot. Abstentions and broker non-votes will not be included in determining the number of votes cast concerning any matter.

     As of January 31, 1997, the Corporation had outstanding and entitled to vote at the Annual Meeting 365,597,802 Common Shares, par value $1 per share ("Common Shares"). Each such share is entitled to one vote, and only holders of record of Common Shares as of the close of business on March 7, 1997 will be entitled to vote at the Annual Meeting.

     The Annual Report of the Corporation for 1996, including financial statements for the year ended December 31, 1996, was mailed commencing on or about March 7, 1997 to all shareholders of record as of the close of business on March 7, 1997. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders commencing on or about March 21, 1997.

                             ELECTION OF DIRECTORS

     PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED AT THE MEETING, UNLESS AUTHORITY TO DO SO IS WITHHELD, IN FAVOR OF THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED BELOW.

     Pursuant to the Corporation's Certificate of Incorporation, the Board of Directors is divided into three classes, the terms of which expire successively over a three-year period. At each Annual Meeting of Shareholders, successors to directors whose terms expire at that meeting shall be elected for three-year terms. Five directors are to be elected at this Annual Meeting of Shareholders, to hold office for a term of three years expiring at the 2000 Annual Meeting of Shareholders and until successors shall have been elected and qualified. In the event one or more of the named nominees is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board of Directors has no reason to believe that any of the nominees named below will be unavailable, or, if elected, will decline to serve. Directors will be elected by a plurality of the votes cast at the Annual Meeting. Effective as of the Annual Meeting of Shareholders, R. J. Ventres is retiring from the Board under its retirement age policy and his Board seat will not be filled. Following Mr. Ventres' retirement, the Board will have 13 members.

     Certain information is given below for each nominee for director, and for each director whose term of office will continue after the Annual Meeting. All of the nominees are presently directors and were previously elected by the shareholders.

                             NOMINEES FOR DIRECTOR
                              TERM TO EXPIRE 2000

NOMINEE AND YEAR
  FIRST ELECTED                                PRINCIPAL OCCUPATION
   A DIRECTOR                                 AND OTHER INFORMATION
-----------------    ------------------------------------------------------------------------
                     Former president and director of Ingersoll-Rand Company (machinery and equipment manufacturer). Mr. Garfield, 69, served as vice chairman of
David C. Garfield      Ingersoll-Rand from 1974 to 1980 and as president from January 1981 until his retirement in June 1986. He is a director of ASARCO
DAVID C. GARFIELD      Incorporated, an Overseer of the Foundation at New Jersey Institute of
      1975             Technology, and a governor of the Iowa State University Foundation.

                     Chairman of the Board of the Corporation. Mr. Luciano, 63, joined the
                       Corporation as senior vice president (administration) in July 1978, was executive vice president (pharmaceutical operations) from July
                       1979 to September 1980, president and chief operating officer to
                       January 1982, and president and chief executive officer until January
Robert P. Luciano      1984 when he assumed the additional office of chairman of the board.
                       He was chief executive officer and chairman from January 1986 to
ROBERT P. LUCIANO      December 1995 and he continues as chairman. He is a director of C. R.
      1978             Bard, Inc., Merrill Lynch & Co., Inc., and AlliedSignal Inc.

NOMINEE AND YEAR
  FIRST ELECTED                                PRINCIPAL OCCUPATION
   A DIRECTOR                                 AND OTHER INFORMATION
-----------------    ------------------------------------------------------------------------
                     Former chairman and chief executive officer of Stauffer Chemical Company
                       (producer of chemicals and fertilizers). Mr. Morley was chief
H. Barclay Morley      executive officer of Stauffer Chemical from 1974 to 1985. He was elected a director of the Corporation in January 1979, resigned in
H. BARCLAY MORLEY      February 1985 and then rejoined the Board in February 1987. Mr.
      1979             Morley, 67, is a director of The Bank of New York Company, Inc.

                     Retired general and former Commandant of the U.S. Marine Corps. General
 Carl E. Mundy,        Mundy, 61, served as Commandant of the U.S. Marine Corps from July
       Jr.             1991 to July 1995. General Mundy was elected president of the World
                       USO in March 1996. He is a director of NationsFund, chairman of the
 CARL E. MUNDY,        Marine Corps University Foundation, a member of the boards of advisors
       JR.             to the Navy League and to The Citadel, and a member of the Council on
      1995             Foreign Relations.

                     Executive Vice President, Chief Staff Officer of Lucent Technologies
                       Inc. (communications). Ms. Russo, 44, assumed her current position in
                       January 1997. She joined AT&T Corp. in 1981, was elected vice president-national sales and service for AT&T Business Communications
Patricia F. Russo      Systems, a division of AT&T, in 1990, and president of the division
                       (now Lucent Technologies Business Communications Systems) in 1993. She
PATRICIA F. RUSSO      is a director of New Jersey Manufacturers Insurance Company and a
      1995             member of The Committee of 200.

                         DIRECTORS CONTINUING IN OFFICE
                              TERM TO EXPIRE 1998

DIRECTOR AND YEAR
  FIRST ELECTED                                PRINCIPAL OCCUPATION
   A DIRECTOR                                 AND OTHER INFORMATION
-----------------    ------------------------------------------------------------------------
Hugh A. D'Andrade    Vice chairman and chief administrative officer of the Corporation. Mr.
                       D'Andrade, 58, joined the Corporation as senior vice president
HUGH A. D'ANDRADE      (administration) in February 1981, was executive vice president
      1984             (administration) from January 1984 to December 1995, assuming his present position in January 1996. Mr. D'Andrade is a director of
                       AutoImmune Inc. and the Biotechnology Industry Organization. He also serves as a trustee of Drew University and as a member of the Board of
                       Visitors of Columbia University School of Law.

Richard Jay Kogan    President and chief executive officer of the Corporation. Mr. Kogan, 55, joined the Corporation as executive vice president (pharmaceutical
RICHARD JAY KOGAN      operations) in April 1982, and was president and chief operating
      1982             officer from January 1986 to December 1995, assuming his present position in January 1996. Mr. Kogan is a director of Colgate-Palmolive
                       Company, The Bank of New York Company, Inc., and a member and former chairman of Pharmaceutical Research and Manufacturers of America. He
                       also serves on the board of St. Barnabas Medical Center and on the
                       Board of Overseers of the Stern School of Business at New York
                       University and is a member of the Council on Foreign Relations.

  Richard de J.      Chairman, president and chief executive officer of ASARCO Incorporated
     Osborne           (non-ferrous metals producer). Mr. Osborne, 62, has served ASARCO in various executive capacities since 1975. He was elected president of
  RICHARD DE J.        ASARCO in 1982, and assumed the additional position of chairman and
     OSBORNE           chief executive officer in 1985. Mr. Osborne is non-executive chairman
      1988             of the board and a director of Southern Peru Copper Corporation, and a director of The BFGoodrich Company, Grupo Mexico, S.A. de C.V., and
                       The Tinker Foundation. He is a former chairman and a director of the
                       Copper Development Association, the International Copper Association,
                       and the National Mining Association. He is a director of the Americas
                       Society, the Council of the Americas, and the American Australian
                       Association. Mr. Osborne is a member of the Council on Foreign
                       Relations and The Economic Club of New York.

   William A.        Chairman emeritus of Merrill Lynch & Co., Inc. (securities and
    Schreyer           investment banking). Mr. Schreyer, 69, served as chairman of the board of Merrill Lynch from April 1985 through June 1993 and chief executive
   WILLIAM A.          officer from July 1984 through April 1992. Mr. Schreyer is currently a
    SCHREYER           director of Callaway Golf Company, Deere & Company, True North
      1986             Communications Inc., and Willis Corroon Group, plc. His other professional, civic and international affiliations include the Center for Strategic and International Studies, George Bush Presidential
                       Library Foundation, and Pennsylvania State University board of trustees.

                         DIRECTORS CONTINUING IN OFFICE
                              TERM TO EXPIRE 1999

DIRECTOR AND YEAR
  FIRST ELECTED                                PRINCIPAL OCCUPATION
   A DIRECTOR                                 AND OTHER INFORMATION
-----------------    ------------------------------------------------------------------------
Hans W. Becherer     Chairman, chief executive officer and chief operating officer of Deere &
                       Company (a manufacturer of mobile power machinery and a supplier of
HANS W. BECHERER       financial and health care services). Mr. Becherer, 61, has been
      1989             associated with Deere & Company since 1962. He was elected president and chief operating officer of Deere & Company in 1987, president and chief executive officer in 1989, and chairman and chief executive officer in May 1990, and assumed the duties of chief operating officer in 1996. Mr. Becherer is a member of the board of directors of
                       AlliedSignal Inc., and a member of the Chase Manhattan Bank
                       International Advisory Committee. He serves on the board of trustees of the Committee for Economic Development, and is a member of the
                       Business Council, the Business Roundtable, the Conference Board, and
                       the Council on Foreign Relations.

    Regina E.        Nancy R. McPherson Professor of Business Administration, Harvard
   Herzlinger          Business School since 1971. Professor Herzlinger, 53, is a director of
                       C.R. Bard, Inc., Deere & Company, Manor Care Inc. and Cardinal Health,
    REGINA E.          Inc. and also serves on the board of privately held companies and
   HERZLINGER          non-profit organizations, including the Visiting Committee for
      1992             Sponsored Research of the MIT Corporation and the Audit Committee of
                       the town of Belmont, Massachusetts.

 Robert F.W. van     Former chairman of the executive board of NV Koninklijke KNP BT
      Oordt            (producer of paper, board and packaging products; and distributor of graphic paper, graphic and information systems and office products).
 ROBERT F.W. VAN       Mr. van Oordt, 60, joined Buhrmann-Tetterode (BT) in May 1989 as a
      OORDT            member of the board of managing directors and was appointed president
      1992             and chief executive officer in January 1990. Mr. van Oordt served as chairman of KNP BT's executive board from March 1993, following the merger of KNP, BT and VRG, three leading Dutch based industrial corporations, until his retirement in April 1996. Mr. van Oordt serves as the chairman of the Supervisory Board of NKF Holding NV, and is a
                       member of the Council of International Advisers of the Swiss Bank
                       Corporation, the Supervisory Board of Greenfield Capital Partners, the
                       Advisory Board of Coopers and Lybrand NV, and the Conference Board.

DIRECTOR AND YEAR
  FIRST ELECTED                                PRINCIPAL OCCUPATION
   A DIRECTOR                                 AND OTHER INFORMATION
-----------------    ------------------------------------------------------------------------
   James Wood        Chairman and chief executive officer of The Great Atlantic & Pacific Tea
                       Company, Inc. ("A&P") (supermarkets). Mr. Wood, 67, has held this
   JAMES WOOD          office since 1980. From 1988 to 1993 and at other times since 1980, he
      1987             also served as president of A&P. He is a member of the board of directors of the Food Marketing Institute, ASARCO Incorporated, and
                       the United States Committee for UNICEF, and a member of the board of governors of World USO.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Corporation has standing Finance and Audit, Executive Compensation and Organization, Nominating, and Pension Committees, each consisting exclusively of non-employee directors.

     The members of the Finance and Audit Committee are Hans W. Becherer, David
C. Garfield, H. Barclay Morley, Richard de J. Osborne, William A. Schreyer, and Robert F. W. van Oordt. This Committee, which held five meetings in 1996, reviews and recommends to the Board dividend policies and actions; reviews corporate borrowing and investment activities; reviews internal audit activities; recommends to the Board the engagement of independent auditors; reviews the professional services to be rendered by the independent auditors, the scope of their audit, their fees, and the results of their engagement; reviews litigation, insurance and risk management activities; and oversees compliance with the Corporation's business conduct policy.

     The members of the Executive Compensation and Organization Committee are H. Barclay Morley, Richard de J. Osborne, William A. Schreyer, R. J. Ventres, and James Wood. This Committee, responsible for approving or recommending to the Board compensation, incentive awards, stock options, and benefit programs for officers and senior executives of the Corporation, held five meetings during 1996.

     The members of the Nominating Committee are Hans W. Becherer, H. Barclay Morley, William A. Schreyer, and Robert F. W. van Oordt. The Committee held one meeting in 1996. This Committee is responsible for reviewing and making recommendations to the Board with respect to the composition of the Board and the election and re-election of directors, and will consider shareholder recommendations for directors; such recommendations should be forwarded by the shareholder to the Secretary of the Corporation with biographical data about the recommended individual. The By-laws of the Corporation provide a formal procedure for nominations by shareholders of director candidates. A shareholder intending to make such a nomination is required to deliver to the Secretary of the Corporation, not less than 30 days prior to a meeting called to elect directors, a notice with the name, age, business and residence addresses and principal employment of, and number of shares of stock of the Corporation owned by, such nominee, such other information regarding the nominee as would be required in a proxy statement prepared in accordance with the proxy rules of the Securities and Exchange Commission, and a consent to serve, if elected, of the nominee. A nomination not made in accordance with this procedure would be void.

     The members of the Pension Committee are Regina E. Herzlinger, Carl E. Mundy, Jr., Patricia F. Russo, R. J. Ventres, and James Wood. This Committee, which held three meetings in 1996, has general oversight responsibility for the investment of funds under the employee benefit plans of the Corporation, including establishing investment policies and reviewing the performance of managers and trustees for the plans.

BOARD MEETINGS AND ATTENDANCE OF DIRECTORS

     The Board of Directors held nine meetings in 1996. All directors attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held while they were members, and (ii) the total number of meetings held by all Committees of the Board on which they served as members.

DIRECTORS' COMPENSATION

     Employee directors receive no fees for services rendered in their capacity as directors. Non-employee directors receive an annual retainer of $39,000, a fee of $1,000 per meeting for each board meeting and for each Committee meeting attended, and a $1,000 per diem fee for special assignments. The chairman of each Committee receives an additional fee of $1,000 for each meeting. Directors may elect to defer until termination of service as a director all or a portion of such fees under a Directors' Deferred Compensation Plan. Amounts deferred are, at the director's election, valued as if invested in the Corporation's Common Shares or in a simple interest fund and are payable in cash in installments or in a lump sum.

     Under the Directors' Deferred Stock Equivalency Program, effective January 1, 1997, each non-employee director is also credited annually with a $25,000 deferred payment in a Corporation stock equivalency account, which is valued as if invested in the Corporation's Common Shares. Upon termination of service as a director, the value of a director's deferred account is, at the director's election, payable in cash in up to ten annual installments or in a lump sum.

     Upon their initial election or any re-election to the Board, non-employee directors are awarded Common Shares of the Corporation at the rate of 550 shares for each year of the term to which the director is elected.

     Effective December 31, 1996, the Pension Plan for Directors was terminated. Pension benefits will not be provided to any current non-employee directors (other than Mr. Ventres who will retire in April 1997) or to any non-employee directors elected to the Board after January 1, 1997. The present value of earned benefits under the Pension Plan as of December 31, 1996 was transferred to the directors' deferred accounts under the Stock Equivalency Program (except in the case of Mr. Ventres who is not a participant in the Stock Equivalency Program). Following retirement, Mr. Ventres will receive $39,000 annually for life under the terms of the former Pension Plan.

LEGAL PROCEEDINGS

     In June 1994 a group of nine chain food stores that operate pharmacies commenced an action against three mail order pharmacies and 16 drug manufacturers in the United States District Court for the Northern District of Illinois. The complaint alleges price discrimination and a conspiracy to restrain trade by jointly refusing to sell prescription drugs at discounted prices to the plaintiffs, who seek treble damages in an unspecified amount and an injunction against the allegedly unlawful conduct. The Corporation is one of the defendants in this action, and A&P is one of the plaintiffs. Mr. Wood, a director, is chairman and chief executive officer of A&P. Mr. Wood does not participate in any review or deliberation by the Board of Directors relating to this action.

SECURITY OWNERSHIP

     The Corporation is not aware of any person who is the beneficial owner of more than five percent of the Corporation's outstanding Common Shares.

     Set forth below is information with respect to beneficial ownership of the Common Shares of the Corporation as of January 31, 1997 by each director, certain executive officers and by all directors and executive officers of the Corporation as a group:

                                                                                    NUMBER OF
NAME                                                                                SHARES(A)
----                                                                                ---------
Hans W. Becherer..................................................................      6,000
Raul E. Cesan.....................................................................    183,825(b)
Donald R. Conklin.................................................................    306,956(b)(c)
Hugh A. D'Andrade.................................................................    240,215(b)
David C. Garfield.................................................................     37,030(c)
Regina E. Herzlinger..............................................................      3,000
Richard Jay Kogan.................................................................    398,319(b)
Robert P. Luciano.................................................................    551,821(b)
H. Barclay Morley.................................................................      9,083
Carl E. Mundy, Jr.................................................................        800
Richard de J. Osborne.............................................................     12,991
Patricia F. Russo.................................................................        800
William A. Schreyer...............................................................      6,400
Robert F. W. van Oordt............................................................      3,800
R. J. Ventres.....................................................................     10,000
James Wood........................................................................     22,400
All directors and executive officers as a group including those above(26).........  2,245,708(b)(c)

---------------

(a) The total for each individual is less than 0.2%, and for the group is less than 0.7%, of the outstanding Common Shares of the Corporation (including shares which could be acquired within 60 days of January 31, 1997 through the exercise of outstanding options or the distribution of shares under the Corporation's Stock Incentive Plans). The information shown is based upon information furnished by the respective directors and executive officers.

(b) Includes shares which could be acquired within 60 days of January 31, 1997 through the exercise of employee stock options or the distribution of shares under the Corporation's Stock Incentive Plans as follows: Mr. Cesan (131,390); Mr. Conklin (257,540); Mr. D'Andrade (184,380); Mr. Kogan
    (326,400); Mr. Luciano (450,400); all directors and executive officers as a group (1,674,240).

(c) Does not include shares owned by family members and as to which beneficial ownership is disclaimed as follows: Mr. Conklin, 800 shares; Mr. Garfield, 4,000 shares; one other executive officer, 3,470 shares.

COMMON SHARE EQUIVALENTS

     The following table sets forth the per share number of Common Share equivalents credited as of January 31, 1997 to the accounts of the Corporation's non-employee directors under the Corporation's Directors Deferred Compensation Plan and under its Directors Deferred Stock Equivalency Program, including dividends credited. Under both, payments are made in cash following termination of service as a director depending on the market value of the Common Shares of the Corporation at that time. For additional information, see "Directors' Compensation" above.

                                                                                      TOTAL
                                                                                      ------
Hans W. Becherer....................................................................   1,357
David C. Garfield...................................................................   4,401
Regina E. Herzlinger................................................................   5,652
H. Barclay Morley...................................................................   2,773
Carl E. Mundy, Jr...................................................................     599
Richard de J. Osborne...............................................................   1,578
Patricia F. Russo...................................................................   1,708
William A. Schreyer.................................................................  28,981
Robert F. W. van Oordt..............................................................   8,285
R. J. Ventres.......................................................................       0
James Wood..........................................................................  26,451
                                                                                      ------
Total...............................................................................  81,785

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation of the five most highly compensated executive officers of the Corporation, including the Chief Executive Officer for the fiscal year ended December 31, 1996 ("Fiscal 1996").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                                       ----------------------------
                                                                                  AWARDS
                                        ANNUAL COMPENSATION            ----------------------------
                              ---------------------------------------                    SECURITIES
  NAME AND PRINCIPAL                                   OTHER ANNUAL    RESTRICTED STOCK  UNDERLYING     ALL OTHER
   POSITION IN 1996     YEAR    SALARY       BONUS    COMPENSATION(A)     AWARDS(B)       OPTIONS    COMPENSATION(C)
----------------------- ----- ----------- ----------- ---------------  ----------------  ----------  ---------------
Robert P. Luciano...... 1996  $ 1,178,400 $ 1,178,500     $69,946         $2,905,500        88,000      $ 286,018
Chairman of the Board   1995    1,140,700   1,227,500      72,455          3,125,000        88,000        289,072
                        1994    1,102,100   1,172,000      73,470          1,550,250        88,000        215,405
Richard Jay Kogan...... 1996  $   900,000 $ 1,080,000          --         $2,905,500        76,000      $ 204,445
President and Chief     1995      802,500     691,000          --          1,250,000        60,000        195,192
  Executive Officer     1994      768,000     598,500          --            954,000        60,000        149,151
Hugh A. D'Andrade...... 1996  $   563,125 $   376,000          --         $  894,000        16,000      $ 126,769
Vice Chairman and       1995      537,750     386,500          --            625,000        21,600        127,086
  Chief Administrative  1994      514,625     364,500          --            477,000        21,780         96,810
  Officer
Donald R. Conklin...... 1996  $   563,500 $   376,000          --         $1,341,000        15,025      $ 113,750
Executive Vice          1995      538,250     386,500          --            625,000        21,600        112,099
  President             1994      515,000     365,000          --            477,000        21,800         90,572
  HealthCare Products
Raul E. Cesan.......... 1996  $   475,000 $   317,000          --         $  894,000        12,200      $  97,048
Executive Vice          1995      431,250     310,000          --            625,000       157,600(d)       91,954
  President             1994      385,000     238,500          --            286,200         9,290         80,186
  Pharmaceuticals

---------------

(a) Includes non-cash compensation in the amount of $63,946 in 1996, $66,455 in 1995, and $67,470 in 1994 for transportation provided by the Corporation.
(b) In February 1996 restricted stock awards were granted to Mr. Luciano for 52,000 shares, to Mr. Kogan for 52,000 shares, to Mr. D'Andrade for 16,000 shares, to Mr. Conklin for 24,000 shares, and to Mr. Cesan for 16,000 shares. The vesting of such awards was subject to the attainment of a performance goal, which has been satisfied. See "Compensation Committee Report -- Equity-Based Compensation -- Restricted Stock Awards" on page 17. At December 31, 1996, the total number and value of undistributed shares, all of which are vested, for the named executive officers were: Mr. Luciano 120,800 shares ($7,821,800); Mr. Kogan 84,000 shares ($5,439,000); Mr.
    D'Andrade 32,000 shares ($2,072,000); Mr. Conklin 40,000 shares ($2,590,000); and Mr. Cesan 29,440 shares ($1,906,240). Shares awarded are distributable in five equal annual installments, and cash equivalent to the amount of all dividends on the Corporation's Common Shares is paid on all undistributed shares.
(c) Consists of, respectively, contributions under the profit-sharing plans of the Corporation, and the cost of executive life and medical insurance: for 1996 Mr. Luciano ($176,760 and $109,258); Mr. Kogan ($135,000 and $69,445);
    Mr. D'Andrade ($84,469 and $42,300); Mr. Conklin ($84,525 and $29,225); and
    Mr. Cesan ($71,250 and $25,798); for 1995, Mr. Luciano ($171,105 and
    $117,967); Mr. Kogan ($120,375 and $74,817); Mr. D'Andrade ($80,663 and
    $46,423); Mr. Conklin ($80,738 and $31,361); and Mr. Cesan ($64,688 and
    $27,266); and for 1994, Mr. Luciano ($165,315 and $50,090); Mr. Kogan
    ($115,200 and $33,951); Mr. D'Andrade ($77,194 and $19,616); Mr. Conklin
    ($77,250 and $13,322); and Mr. Cesan ($57,750 and $22,436).
(d) Includes a special grant in December 1995 of 140,000 options which become exercisable in five equal annual installments beginning in December 2000.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Mr. Kogan has an agreement which provides for his employment as President and Chief Executive Officer through December 31, 2000 at an annual base salary of not less than $900,000. Mr. Kogan's agreement provides that his employment is automatically extended for successive two-year periods thereafter, but not beyond June 30, 2006, unless either he or the Corporation gives notice to terminate the agreement at least six months before its scheduled expiration date. Mr. Luciano has an agreement which provides for his employment until November 1, 1998 as Chairman of the Board and Chairman of the Executive Committee at an annual base salary and annual bonus of not less than his average annual base salary and average annual bonus for the three years ended December 31, 1995. Mr. D'Andrade has an agreement which provides for his employment as Vice Chairman of the Board and Chief Administrative Officer through December 31, 2000 at an annual base salary of not less than $553,500. Mr. D'Andrade's agreement provides that his employment is automatically extended on a yearly basis, but not beyond November 30, 2003, unless either he or the Corporation gives notice to terminate the agreement at least thirty days before its scheduled expiration date. If for any reason other than cause the Corporation elects to terminate the employment of Mr. Kogan or Mr. D'Andrade on any scheduled expiration date of his agreement (other than the last such date), his employment will be deemed to have been terminated by the Corporation without cause for purposes of the severance and retirement benefits described below.

     Under each agreement described above, if the executive's employment is terminated (i) by reason of death or disability, (ii) by the Corporation without cause, or (iii) by the executive for good reason or within a 30-day period following the first anniversary of a Change of Control (as defined below), he is generally entitled to (a) receive a lump sum equal to two times (I) his annual base salary and (II) the higher of his most recent incentive compensation and profit-sharing awards or the average of such awards for the three preceding years, and (b) continue in the Corporation's welfare benefit plans for three years. If the executive remains employed through the first anniversary of a Change of Control, the executive is entitled to a special bonus equal to (i) his annual base salary and (ii) the higher of his most recent incentive compensation and profit-sharing awards or the average of such awards for the three preceding years. If his employment terminates for any of the reasons enumerated above and the special bonus has not been paid, then his severance payment is increased by an amount equal to the special bonus. If his employment is terminated by reason of death or disability, the lump sum payment will equal the present value of the death or disability benefits payable under the Corporation's benefit plans and programs, if greater than the total severance payment otherwise payable under the employment agreement. A "Change of Control" is generally defined for purposes of these agreements as (i) the acquisition of 20% or more of the Common Shares, (ii) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election), and
(iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions. If any payment or distribution by the Corporation to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to receive from the Corporation a payment on an after-tax basis equal to the excise tax imposed. Additionally, each agreement provides for retirement benefits as described in the Pension Plan Table on page 13 and Mr. Kogan's and Mr. Luciano's agreements provide for an office and certain senior executive level services after retirement, including transportation in Mr. Luciano's case.

     Messrs. Cesan and Conklin have agreements with the Corporation that will trigger a period of employment of three years or to age 65, if sooner, upon a Change of Control or upon a termination of employment by the Corporation in anticipation of a Change of Control. During the employment period the executive is entitled to receive an annual base salary at his highest rate during the twelve months prior to the Change of Control and an annual bonus equal to his highest bonus for the three years prior to the Change of Control. If the executive's employment is terminated during the employment period (i) by the Corporation other than for cause or disability or (ii) by the executive for good reason or during a 30-day period following the first anniversary of the Change of Control, he is entitled to receive a lump sum equal to three times (a) his annual base salary plus (b) his highest annual bonus during the preceding year and the three years prior to the Change of Control plus (c) his highest profit-sharing award during the three years prior to termination.

However, if the executive will attain age 65 less than three years from his date of termination, he will receive a proportionately reduced amount. In the event of such a termination of employment, the executive is also entitled to (i) receive in a lump sum a supplemental pension amount based on three years of deemed employment after termination or to age 65, if sooner, and (ii) continue in the Corporation's welfare benefit plans for three years or to age 65, if sooner. If any payment or distribution by the Corporation to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to receive from the Corporation a payment on an after-tax basis equal to the excise tax imposed.

OPTION TABLES

     The following tables provide information with respect to stock options granted to or exercised by the named executive officers during Fiscal 1996 and the fiscal year-end value of options held by such officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                                       ----------------------------------------------------
                                       NUMBER OF                                                 GRANT DATE
                                       SECURITIES     % OF TOTAL                                   VALUE
                                       UNDERLYING   OPTIONS GRANTED                           ----------------
                                        OPTIONS     TO EMPLOYEES IN   EXERCISE   EXPIRATION      GRANT DATE
NAME                                   GRANTED(A)     FISCAL YEAR      PRICE        DATE      PRESENT VALUE(B)
-------------------------------------  ----------   ---------------   --------   ----------   ----------------
Robert P. Luciano....................    88,000           2.8%        $ 55.875     2/25/06       $1,436,747
Richard Jay Kogan....................    76,000           2.5           55.875     2/25/06        1,240,827
Hugh A. D'Andrade....................    16,000           0.5           55.875     2/25/06          261,227
Donald R. Conklin....................    15,025           0.5           55.875     2/25/06          245,308
Raul E. Cesan........................    12,200           0.4           55.875     2/25/06          199,185

---------------
(a) Options are for a term of 10 years (or three years following retirement, if shorter) and became exercisable after one year on February 27, 1997. The exercise price of the option is the market value of the Common Shares on the date of grant. Limited stock appreciation rights accompany the options and only become exercisable for a period of 30 days after the occurrence of a Change of Control. Although permitted under the plan, no standard stock appreciation rights were granted in tandem with the options.

(b) The valuation calculations are solely for purposes of compliance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and are not intended to forecast possible future appreciation, if any, of the Corporation's stock price. The grant date present value is derived by using the Black-Scholes option pricing model with the following assumptions: the average dividend yield for the three years ended December 31, 1995 (2.8%); volatility of the Common Shares based on monthly total returns for the three years ended December 31, 1995 (0.20); an annualized risk-free interest rate of 6.25%; and an option term of 10 years. If the named officers should realize the grant date values shown in the table, the equivalent value of the appreciation of all Common Shares of the Corporation outstanding on the grant date would be approximately $6.0 billion, of which the value of the named officers' options would be 0.06%. This valuation model was not adjusted for risk of forfeiture or the vesting restrictions of the options, and does not necessarily represent the fair market value of individual options. Options will have no actual value unless, and only to the extent that, the price of the Common Shares appreciates from the grant date to the exercise date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                         NUMBER OF SECURITIES                VALUE OF
                                                        UNDERLYING UNEXERCISED          UNEXERCISED IN-THE-
                             SHARES                        OPTIONS AT FY-END        MONEY OPTIONS AT FY-END(A)
                           ACQUIRED ON     VALUE      ---------------------------   ---------------------------
NAME                        EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  -----------   ----------   -----------   -------------   -----------   -------------
Robert P. Luciano........    128,000     $5,123,500     352,000        168,000      $11,808,500    $ 4,496,000
Richard Jay Kogan........    100,000      4,117,500     240,000        156,000        8,051,250      4,389,500
Hugh A. D'Andrade........     40,000      2,077,500     165,180         96,000        6,088,476      3,857,000
Donald R. Conklin........     38,000      1,439,625     252,740         95,025       10,169,816      3,848,347
Raul E. Cesan ...........     19,800        937,937     115,990        176,200        4,703,664      1,992,775

---------------

(a) Based on the closing price of Common Shares on the New York Stock Exchange on December 31, 1996 of $64.75.

                               PENSION PLAN TABLE

     The approximate total annual benefits payable upon retirement at age 65 in specified compensation and years of service classifications are shown in the following table.

       HIGHEST AVERAGE ANNUAL                            APPROXIMATE ANNUAL BENEFIT
     COMPENSATION FOR ANY PERIOD       --------------------------------------------------------------
   OF 60 CONSECUTIVE MONTHS DURING      15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
    LAST 120 MONTHS OF EMPLOYMENT      OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE
-------------------------------------  ----------   ----------   ----------   ----------   ----------
          $ 800,000..................  $  280,000   $  320,000   $  360,000   $  400,000   $  440,000
           1,000,000.................     350,000      400,000      450,000      500,000      550,000
           1,200,000.................     420,000      480,000      540,000      600,000      660,000
           1,600,000.................     560,000      640,000      720,000      800,000      880,000
           2,000,000.................     700,000      800,000      900,000    1,000,000    1,100,000
           2,200,000.................     770,000      880,000      990,000    1,100,000    1,210,000
           2,400,000.................     840,000      960,000    1,080,000    1,200,000    1,320,000
           2,600,000.................     910,000    1,040,000    1,170,000    1,300,000    1,430,000
           2,800,000.................     980,000    1,120,000    1,260,000    1,400,000    1,540,000
           3,000,000.................   1,050,000    1,200,000    1,350,000    1,500,000    1,650,000

     The table above reflects benefits on a life annuity basis and amounts payable are not subject to Social Security or other offset. Covered compensation consists of salary and bonus which, for the named executive officers, is shown in the Summary Compensation Table on page 10. The credited years of service as of December 31, 1996 for such named individuals are: Mr. Cesan (19 years); Mr. Conklin (35 years); Mr. D'Andrade (15 years); Mr. Kogan (14 years); and Mr. Luciano (18 years).

     Under their employment agreements referred to on page 11, each of Messrs. Kogan and D'Andrade is entitled to receive a minimum annual benefit of 55% of final average annual compensation upon retirement at or after age 62, and his wife is entitled to a minimum annual survivor's benefit of 45% of such final average annual compensation after his death. If either Mr. Kogan's or Mr. D'Andrade's employment is terminated at any time (a) by the Corporation without cause or for disability, or (b) by him for good reason or within the 30-day period following the first anniversary of a Change of Control, he would be entitled to the same minimum annual pension and his wife would be entitled to the same minimum annual survivor's benefit as though he had retired at or after age 62. In the event of the death of Mr. Kogan or Mr. D'Andrade during the term of his employment agreement, his surviving spouse will be entitled to receive a minimum annual survivor's benefit of 45% of his final average annual compensation. Under his employment agreement referred to on page 11, Mr. Luciano is entitled to receive a minimum annual benefit of 55% of final average annual compensation upon retirement, and his wife is entitled to a minimum annual survivor's benefit of 45% of such final average annual compensation after his death. If his employment is terminated at any time (a) by the Corporation without cause or for disability, or (b) by him for good reason or within the 30-day period following the first anniversary of a Change of Control, he would be entitled to receive a supplemental pension benefit determined as though he had continued in employment for three years following the date of termination. In the event of Mr. Luciano's death during the term of his employment agreement, his surviving spouse will be entitled to receive a supplemental pension benefit determined as though he had continued in employment for three years following the date of his death. Although Mr. Conklin, age 60, will retire prior to age 62, he will be entitled to retirement benefits under the Corporation's nonqualified retirement plans as though he had retired at age 62.

                               PERFORMANCE GRAPH
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1996

      MEASUREMENT PERIOD           SCHERING-       COMPOSITE      S&P 500 IN-
    (FISCAL YEAR COVERED)        PLOUGH CORP.     PEER GROUP          DEX
          1991                      100              100             100
          1992                       99               83             108
          1993                      110               77             118
          1994                      122               88             120
          1995                      186              141             165
          1996                      224              178             203

     The graph above assumes a $100 investment on December 31, 1991, and reinvestment of all dividends, in the Corporation's Common Shares, the S&P 500 Index, and a composite peer group of the following drug and health care companies: Abbott Laboratories, American Home Products Corporation, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Pharmacia & Upjohn, Inc., and Warner-Lambert Company. Pharmacia & Upjohn, Inc. was created by the merger of Pharmacia and The Upjohn Company in November 1995. The graph above assumes that the initial investment in The Upjohn Company common stock was subsequently converted into Pharmacia & Upjohn, Inc. common stock in the merger.

                         COMPENSATION COMMITTEE REPORT

PRINCIPLES AND PROGRAM

     The Corporation's executive compensation program is fundamentally a pay for performance program. It is designed to:

     - target executive compensation at a level sufficient to ensure the Corporation's ability to attract and retain superior executives;

     - motivate those executives to advance shareholder interests with compensation plans that are tied to the Corporation's operating and market performance; and

     - provide a compensation package that balances individual contributions and overall business results.

     To meet those objectives, the program has both cash and equity elements -- base salary, an annual incentive bonus, and long-term equity-based compensation. In determining executive compensation, the Executive Compensation and Organization Committee (the "Committee") evaluates both the total compensation package and its individual elements. As part of its review, the Committee considers compensation data, developed by established and independent compensation consultants, for companies which represent the Corporation's direct competitors for executive talent. The data includes information on those drug and health care companies within the peer index used in the performance graph in the proxy statement (the "Peer Group"), other pharmaceutical and consumer products companies, including some for which public information is not available, and other industrial companies with which competition for executives exists. The selection of the Corporation's principal compensation consultant is ratified annually by the Committee.

     The Committee believes that executive compensation should serve the broader strategic goals of the Corporation and thereby promote the creation of long-term shareholder value.

CASH-BASED COMPENSATION

     SALARY -- The Committee assesses a number of factors in fixing the salary of the executive officers (including the five most highly compensated), such as the responsibility of the particular position, the individual's performance, the Corporation's overall financial performance, certain non-financial indicators of corporate performance, and the business and inflationary climate. In addition, in the case of executive officers with responsibility for a particular business unit, the Committee considers such unit's financial results. Non-financial indicators can include, among other things, strategic developments for which an executive officer has responsibility (such as acquisitions or product approvals and development), or managerial performance (such as succession planning, resource allocation and social responsibility). The evaluation of an executive's non-financial indicators is reflected in his performance rating, as is the case for all employees.

     Each year, the Committee reviews with the Chief Executive Officer his performance ratings of the other executive officers (with the exception of the Chairman), and evaluates compensation levels against levels at the competitor companies. Established and independent compensation consultants are used to confirm that the salary levels at the Corporation are within the competitor companies' range. To ensure that compensation policy for the top executive officers is consistent with overall Corporation results and executive compensation strategies, the Committee reviews the compensation awarded to the approximately 90 most highly compensated executives.

     Based on the Committee's evaluation of these same factors and the limitations of Section 162(m) of the Internal Revenue Code relating to the deductibility of certain executive compensation, Mr. Kogan, the Corporation's Chief Executive Officer in 1996, was awarded a base salary of $900,000 for 1996. Mr. Kogan is subject to a long-term employment contract. The Committee believes that given Mr. Kogan's record, his status in the industry, and his experience and leadership, such contract significantly benefits the Corporation and the shareholders by securing Mr. Kogan's services for the future and by encouraging him to focus on the long-term strategic interests of the Corporation. The Committee considers the same factors in setting Mr. Luciano's cash compensation.

     The Committee targets salaries of the Corporation's executive officers to fall within a range above the median but below the high end of the salary levels at the competitor companies. The base salary awarded to Mr. Kogan was set at the median of the range to maximize tax deductibility of his compensation to the Corporation and to emphasize aspects of compensation tied to corporate performance. In fixing the salaries of Mr. Kogan and the other executive officers for 1996, the Committee considered the Corporation's overall financial performance and the non-financial indicators reflected in individual performance ratings, although no particular weighting was assigned to any specific aspect of corporate performance or other factor.

     ANNUAL INCENTIVE BONUS -- The Executive Incentive Plan, the Corporation's bonus plan, allows the Committee to make annual cash awards to the executive officers based on certain financial and non-financial indicators of corporate performance.

     In 1994 the shareholders approved the executive incentive bonus program, including performance goals, for certain senior executive officers, including the Chief Executive Officer and the other executive officers named in the proxy statement. This program provides that the amount of the cash incentive bonus that the Committee may award under the Executive Incentive Plan to these executive officers for any year is determined by a formula that measures the Corporation's pre-tax earnings, earnings per share growth, and return on equity for the year against corresponding performance goals established by the Committee. The performance goal for pre-tax earnings for any year is the Corporation's income before income taxes for such year as approved by the Committee. The performance goal for earnings per share growth for any year is the average of the First Call Corporation consensus projected earnings per share growth of the Peer Group for their corresponding fiscal year. The performance goal for return on equity for any year is the average return on equity of the Peer Group for the five consecutive years ending with the second year prior to the commencement of such year.

     The Committee has fixed specified percentages of base salary as target incentive bonus awards for the covered executive officers, and each performance goal has been assigned a one-third weighting toward the attainment of the target award. To the extent that earnings per share growth, return on equity and pre-tax earnings are equal to, greater than or less than, the corresponding performance goal, the actual cash incentive bonus award of a covered executive officer may be equal to, greater than or less than, his target award. Earnings per share, return on equity and pre-tax earnings are based upon amounts reported in the Corporation's financial statements in its Annual Report to shareholders, as adjusted for accounting changes and other special items set forth in the executive incentive bonus program and certified by the Corporation's independent auditors. The Committee may, in its discretion, reduce the amount of the incentive bonus award determined pursuant to the program formula when the Committee's consideration of other factors, such as its judgment of an individual's performance, so warrants. However, the Committee may not increase the amount of any incentive bonus award determined pursuant to the program formula, and in no event may an incentive bonus award for any year to any covered executive officer exceed the maximum award specified in the program.

     In 1996 the Corporation met or exceeded each of the pre-tax earnings, earnings per share growth, and return on equity goals. Pre-tax earnings from continuing operations increased by 15%, earnings per share from continuing operations grew by 16%, and return on equity equaled 66%. The Committee has certified that the performance goals and the other material terms of the executive incentive bonus program were satisfied for 1996. In accordance with the program formula Mr. Kogan received a bonus of $1,080,000 for 1996, which was greater than his target award. Also in accordance with the program formula the cash awards of the other executive officers were greater than their target awards.

     The amount of cash awards to the Corporation's executive officers who are not covered by the executive incentive bonus program also bears a significant relationship to corporate financial performance. The Committee awards bonuses to these officers based principally on the extent to which the performance goals described above are achieved, with the pre-tax earnings goal assigned a weighting of 35%, and the earnings per share growth and return on equity goals each assigned a 20% weighting, except for one officer whose goals include his business unit's performance. As in the case of the decisions concerning salary, in awarding a bonus to these executive officers the Committee also considers the nonfinancial factors reflected in the performance evaluation and described above under "Salary." Such non-financial factors, however, cannot constitute the basis for more than 25% of the target bonus award.

EQUITY-BASED COMPENSATION

     Under the 1992 Stock Incentive Plan, which was adopted pursuant to shareholder approval, the Committee may grant stock options and restricted stock awards to the executive officers and other key employees. The Committee believes that the Corporation's long-term equity-based compensation aligns the interest of the executive officers with that of the shareholders, as any appreciation in the price of the stock will benefit all shareholders commensurately, and particularly in the case of the restricted stock awards which are received by the executive officers over time. Additionally, the restricted stock awards, since they are distributed over a five-year period, can serve as an inducement for the officers to remain with the Corporation. In determining awards of equity-based compensation the Committee focuses on multi-year trend data and targets such awards to fall within a range above the median but below the high end of the equity-based compensation levels at the competitor companies. Average awards to the executive officers during the three years ended December 31, 1996 fell near the high end of the range, principally owing to appreciation in the market price of the Common Shares.

     STOCK OPTIONS -- The Committee relies on a valuation of stock options provided by independent compensation consultants using as a basis for valuation the Black-Scholes methodology. Stock options are awarded with an exercise price equal to the market price at the time of grant, are generally first exercisable after one year and generally are exercisable for a term of ten years. The Committee sets guidelines for the size of stock option grants to each of the executive officers except for Mr. Kogan and for Mr. Luciano, who served as the Corporation's Chairman in 1996, based on the performance evaluation and competitive compensation data used to determine salary. In the case of Messrs. Kogan and Luciano, because of their status as the Corporation's most senior officers and the important role they have in achieving overall corporate goals, the Committee in granting stock options to them sets no fixed guideline, but takes into consideration their total compensation package and competitive compensation data, overall corporate financial performance, Messrs. Kogan's and Luciano's role in attaining such results, and the number of options previously granted, although no particular weighting is assigned to any factor. The Committee does not consider any specific corporate performance goal in determining whether to grant stock options or the size of the grants. However, the actual value of any such options will depend entirely on the extent to which the Corporation's Common Shares shall have appreciated in value at the time the options are exercised. In 1996 the Committee granted Mr. Kogan 76,000 stock options, compared with 60,000 options granted in each of 1995 and 1994 when Mr. Kogan served as the Corporation's Chief Operating Officer.

     RESTRICTED STOCK AWARDS -- In 1993 the Committee adopted the restricted stock award program, including performance goals, for certain senior executive officers, including the Chief Executive Officer and the other executive officers named in the proxy statement. This program requires that the vesting of any restricted stock award to a covered executive officer be made subject to the attainment of the performance goal for earnings per share growth or return on equity described above under "Cash-Based Compensation -- Annual Incentive Bonus" for the year in which the award is made. In setting the size of restricted stock awards for the covered executive officers, the Committee takes into account the applicable data and factors that the Committee considers in determining the size of stock option grants to such officers. The awards are assigned a dollar value based on the share price at the time the award is made. If the Corporation meets either one of the performance goals, the stock award vests and the shares are distributable ratably over five years. The Committee has certified that both of the performance goals were satisfied for 1996. In 1996 the Committee made a restricted stock award to Mr. Kogan for 52,000 shares, compared with 32,000 shares awarded in each of 1995 and 1994 when Mr. Kogan served as the Corporation's Chief Operating Officer.

     The Committee sets guidelines for the size of restricted stock awards for the Corporation's executive officers who are not covered by the restricted stock award program based on the performance evaluation and competitive compensation data used to determine salary. Vesting of these awards is not subject to a performance condition. The awards are assigned a dollar value based on the share price at the time the award is made and are distributable ratably over five years.

INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Committee has restructured the annual incentive bonus and long-term equity-based compensation programs for its most senior executives so that such bonuses and restricted stock awards should constitute qualifying performance-based compensation under
Section 162(m). The Committee also recognizes that unanticipated future events, such as a Change of Control of the Corporation or a change in executive personnel, could result in a disallowance of compensation deductions under
Section 162(m). Moreover, the Committee may from time to time award compensation that is non-deductible under Section 162(m) when in the exercise of the Committee's business judgment such award would be in the best interests of the Corporation.

                                          EXECUTIVE COMPENSATION AND
                                          ORGANIZATION COMMITTEE

                                             James Wood, Chairman
                                             H. Barclay Morley
                                             Richard de J. Osborne
                                             William A. Schreyer
                                             R. J. Ventres

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

                            DESIGNATION OF AUDITORS

     Upon the recommendation of the Finance and Audit Committee, the Board of Directors has designated Deloitte & Touche LLP to audit the books and accounts of the Corporation for the year ending December 31, 1997, and will offer a resolution at the meeting to ratify the designation. Deloitte & Touche LLP has been the principal auditor of the Corporation since the Corporation was formed in 1970. Representatives of Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

                     APPROVAL OF 1997 STOCK INCENTIVE PLAN

     The use of stock incentives to secure and retain employees of outstanding ability, to further align the interests of employees with the interests of the shareholders, to encourage greater stock ownership by, and to provide added incentive to, those employees who carry a significant part of the responsibility for the success of the business has been and remains important in American industry.

     The 1992 Stock Incentive Plan approved by the shareholders, under which options and awards are currently being granted, provides that no more options or awards may be granted under that Plan after December 31, 1997. Therefore, the Board of Directors has adopted the 1997 Stock Incentive Plan (the "97 Plan"), subject to approval thereof by the affirmative vote of the holders of a majority of the Common Shares represented and voting at the Annual Meeting. If the 97 Plan is approved, the Corporation will not issue any of the estimated 3,500,000 Common Shares which remain available for issuance as options or awards under the 1992 Stock Incentive Plan following the Annual Meeting. A copy of the 97 Plan is attached hereto as Exhibit A, and the statements made in this Proxy Statement with respect to the 97 Plan are qualified and subject to the more complete information set forth therein.

     Subject to adjustment as provided in the 97 Plan, the 97 Plan authorizes the granting of up to 18 million Common Shares of the Corporation through (i) incentive stock options and nonqualified stock options and (ii) awards of Common Shares, to such officers and other employees of the Corporation and its subsidiaries and affiliates as may be designated by the Executive Compensation and Organization Committee (the "Committee") of the Board; provided that the maximum number of such shares which may be awarded in the form of Common Shares is 7.5 million. All employees are eligible to receive options and awards under the 97 Plan. Directors who are not employees of the Corporation or its subsidiaries and affiliates are not eligible to participate. No participant in the 97 Plan may be granted awards or options covering in excess of 750,000 Common Shares in any fiscal year, subject to adjustment for changes in capital such as stock dividends or stock splits.

     The Committee will administer the 97 Plan, approve the eligible participants who will receive options and awards, and determine the form and terms of the options and awards. Subject to certain limitations, the Committee may from time to time delegate some or all of its authority under the 97 Plan as it deems appropriate.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that public companies may not deduct compensation paid to the chief executive officer or any of the four most highly compensated officers ("Covered Employees") to the extent it exceeds $1,000,000 in any one tax year, unless the payments are made based upon the attainment of objective performance goals that are approved by shareholders. The 97 Plan is designed so that all options and stock appreciation rights and all awards of Common Shares designated as "Performance Awards" (as described below) that are made to Covered Employees will be considered performance-based and hence fully deductible, so long as the plan is approved by a majority of the votes cast by the shareholders of the Corporation. However, the Committee will have the discretion to grant awards to Covered Employees that will not qualify for the exemption from Section 162(m). Moreover, in certain cases such as death, disability or Change of Control (as described below), Performance Awards will become payable even though the performance goals are not met, in which event the Performance Awards will not be exempt from Section 162(m) and the Company might lose part or all of its tax deduction.

     Under the terms of the 97 Plan, the Committee may from time to time grant options to purchase Common Shares of the Corporation at a price (payable in cash and/or Common Shares) which may not be less than the fair market value of the Common Shares, as determined by the closing price on the New York Stock Exchange, Inc. on the date the option is granted. Generally, options may not be exercised later than ten years after the date of grant. The Committee may also grant stock appreciation rights related to the options granted under the 97 Plan. A stock appreciation right would entitle the holder thereof to receive, upon exercise, the appreciation from the option price to the fair market value of the Common Shares on the date of exercise, such appreciation being payable in cash and/or in Common Shares as determined by the Committee. Exercise of a stock appreciation right cancels the related option to the extent of such exercise, and the Common Shares related thereto are not available for future grants under the 97 Plan.

     No option may be exercised until the employee has remained in the continuous employ of the Corporation and/or its subsidiaries and affiliates for one year (or if the Committee so determines, for at least six months and one day) after the option is granted, except in the case of termination of employment because of death or permanent disability or a Change of Control (as defined in the 97 Plan). Except as set forth below, an option may only be exercised during employment or during the three months following termination of employment for any reason other than death, permanent disability or retirement. Upon termination of employment for cause, an option may no longer be exercised. After termination of an optionee's employment with the Corporation or any of its subsidiaries on account of death or permanent disability, stock options generally may be exercised at any time during the stated option period, regardless of whether they were exercisable at the time of termination. After an optionee retires from the Corporation or any of its subsidiaries, the optionee's stock options generally may thereafter be exercised to the extent to which they were exercisable at the time of the optionee's retirement (unless the Committee, in its discretion, determines otherwise), and may be exercised at any time during the stated option period. In the event of death prior to the expiration of the option period following termination of employment for permanent disability or retirement, options generally may be exercised during the stated option period. An option may not be exercised after the expiration of the stated period of the option, except that if the optionee dies within one year prior to the expiration date, any non-qualified option may be exercised for a minimum of one year from the date of death.

     The 97 Plan provides that the Committee may establish option exercise procedures for purposes of permitting an optionee to defer compensation.

     The Federal income tax treatment of options under the 97 Plan will be generally as follows:

          (a) no income is realized by the recipient of an option at the time of grant;

          (b) upon exercise of a nonqualified option, ordinary income is realized by the optionee in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price, and subject to the limitations described below, the Corporation receives a tax deduction for the same amount; upon disposition of the shares, appreciation or depreciation after the exercise date is treated as either short-term or long-term capital gain or loss depending upon whether the shares have been held more than 12 months after such date; certain additional rules apply if the option price for an option is paid in shares previously owned by the optionee; and

          (c) upon exercise of an incentive stock option, no income is realized by the optionee and the Corporation receives no tax deduction provided the optionee holds the shares for at least one year from the date of exercise and two years from the date of grant; if the shares are held for such periods, appreciation or depreciation from the option price is treated as long-term capital gain or loss by the optionee upon disposition; however, the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an adjustment to taxable income for purposes of the alternative minimum tax; if the shares are not held for such periods, the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the option price will be taxable as ordinary income to the optionee at the time of disposition, and subject to the limitations described below, a corresponding deduction by the Corporation will be allowable; certain additional rules apply if the option price for an option is paid in shares previously owned by the optionee.

     The Corporation's deductions described above might not be available if options vest as a result of a Change of Control (as described below).

     The foregoing discussion is for general information only, and is not intended as tax advice to any individual. It does not address the state, local or foreign tax treatment of options under the 97 Plan.

     Under the 97 Plan, the Committee may also make awards of Deferred Stock Units ("Units"), which are payable in Common Shares of the Corporation, commencing not earlier than six months and one day following the date of the award, in a single installment or in up to five equal annual installments. Each Unit is equivalent to one Common Share of the Corporation. Upon termination of employment for any reason other than retirement, disability or death, any award of Units not distributable as of the date of such termination of employment will be forfeited with respect to such undistributed amount. In the event of termination of employment because of retirement within one year after an award is made, such award will also be forfeited, unless the Committee, in its sole discretion, waives such forfeiture. If an employee or former employee dies or becomes permanently disabled, the employee, former employee or his or her designated beneficiaries will receive an immediate distribution of the number of Units then credited to such employee or former employee's account. Dividend equivalents will be paid on undistributed Units when dividends are payable on the outstanding Common Shares of the Corporation.

     The Committee may designate an award of Units as a "Performance Award" and condition the vesting of such Units upon the attainment of specified levels of one or more of the following performance goals: earnings per share, return on equity and profit before taxes. Shareholder approval of the 97 Plan will constitute approval of these performance goals for purposes of qualifying Performance Awards for the exception from the deductions limitations of Section 162(m) of the Code described above.

     The 97 Plan provides that the Committee may establish procedures for the distribution of shares distributable pursuant to Units for purposes of permitting an awardee to defer compensation.

     The 97 Plan provides that in the event of a Change of Control (as defined in the 97 Plan): (i) each outstanding stock option and stock appreciation right will immediately become exercisable in full; (ii) all Performance Awards will be considered to be earned and payable in full and any Units (whether or not Performance Awards) credited to a participant's account but not yet distributed will be paid out in cash at a dollar value per Unit equal to, in general, the higher of (x) the highest reported sales price of the Common Shares in the 60-day period ending on the date of the Change of Control and (y) if the Change of Control is the result of a tender or exchange offer or a Business Combination (as defined in the 97 Plan), the highest price paid for the Common Shares in such tender or exchange offer or Business Combination (the "Change of Control Price"); and (iii) during the 60-day period following the Change of Control, a participant holding a stock option or stock appreciation right will have the right to surrender all or part of his or her option or right to the Company (or its successor, if applicable) and receive a cash payment equal to the difference between the option price and the Change of Control Price (or the fair market value of the Common Shares on the date of exercise, in the case of incentive stock options).

     The 97 Plan provides for the use of authorized but unissued shares, or treasury shares. Subject to the approval of the 97 Plan by the shareholders, and to the extent that treasury shares are not used, authorized but unissued Common Shares of the Corporation have been reserved for issuance upon exercise of options or distribution of awards granted under the 97 Plan.

     No options or awards may be granted under the 97 Plan after December 31, 2002, but options or awards theretofore granted may extend beyond that date. The 97 Plan may be discontinued by the Board of Directors at any time, but no termination may impair the rights of any holders of options or awards granted prior thereto.

     The Board of Directors of the Corporation may alter or amend the 97 Plan at any time. No such amendment, however, may (i) increase the total number of shares reserved for purposes of the 97 Plan, (ii) permit grants of options with an option price less than the fair market value at the time the option was granted, except to reflect the changes in capital specified in the Plan, or
(iii) extend the duration of the 97 Plan. Subject to certain limitations, the Committee may amend the terms of any award or option retroactively or prospectively, but the 97 Plan does not permit the Committee to reduce the option price to an amount less than the fair market value at the time the option was granted or take any action which would cause a Performance Award to fail to be exempt from Section 162(m) of the Code. The Committee has the power to interpret the 97 Plan and to make all other determinations necessary or advisable for its administration.

     Benefits under the 97 Plan to the chief executive officer and the other executive officers named in the Summary Compensation Table on page 10, to the current executive officers of the Corporation, and to the other employees of the Corporation are not currently determinable because the 97 Plan is discretionary. Information with respect to grants to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table under the 92 Plan in Fiscal 1996 is disclosed in the Summary Compensation Table on page 10.

     The closing market price on February 28, 1997 of one Common Share of the Corporation on the New York Stock Exchange, Inc. was $76.375 per share.

                                 OTHER BUSINESS

     The By-laws of the Corporation provide a formal procedure for bringing business before the Annual Meeting. A shareholder proposing to present a matter before the Annual Meeting is required to deliver to the Secretary of the Corporation, not less than 30 nor more than 60 days prior to the Annual Meeting (or in the event that less than 40 days' notice or prior public disclosure of the date of the Annual Meeting is given or made, not later than the close of business on the 10th day following such notice or disclosure), a notice with a brief description of the business desired to be brought, the name and address of the shareholder and the number of shares of the Corporation's stock the shareholder beneficially owns, and any material interest of the shareholder in such business. If such procedures are not complied with, the proposed business shall not be transacted at the Annual Meeting.

     The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment.

                            SOLICITATION OF PROXIES

     The Corporation has retained Kissel-Blake, Inc. to solicit proxies for a fee of $14,500, plus reasonable out-of-pocket expenses. Solicitation of proxies will be undertaken through the mail, in person and by telecommunications and may include solicitation by officers and employees of the Corporation. Costs of solicitation will be borne by the Corporation.

                      1998 ANNUAL MEETING OF SHAREHOLDERS

     If any shareholder intends to present a proposal for consideration at the 1998 Annual Meeting of Shareholders, such proposal must be received by the Corporation not later than November 21, 1997 for inclusion in the Corporation's proxy statement for such meeting.

                                                                       EXHIBIT A
                          Schering-Plough Corporation

                           1997 STOCK INCENTIVE PLAN

1.  PURPOSE OF PLAN

     The purpose of the Schering-Plough Corporation 1997 Stock Incentive Plan (hereinafter called the "Plan") is to aid Schering-Plough Corporation (hereinafter called the "Company") and its subsidiaries and affiliates (whether incorporated or unincorporated) in securing and retaining employees of outstanding ability and to provide additional motivation to such employees to exert their best efforts on behalf of the Company and its subsidiaries and affiliates. The Company expects that it will benefit from the added interest which such employees will have in the welfare of the Company as a result of their ownership or increased ownership of the Company's Common Shares ("Common Stock").

2.  STOCK SUBJECT TO THE PLAN

     Subject to adjustment as provided in Paragraph 12, the total number of shares of Common Stock of the Company that may be awarded or optioned under the Plan is 18,000,000; provided that the maximum number of such shares which may be awarded in the form of Deferred Stock Units (hereinafter sometimes called "Units") is 7,500,000. The shares may consist, in whole or in part, of unissued shares or treasury shares. Any shares subject to an award hereunder that shall not be issued because of the forfeiture of such award and any shares optioned hereunder that shall cease to be subject to the option may again be awarded or optioned under the Plan. In addition to the foregoing limitations, no participant may be granted awards or options covering in excess of 750,000 shares of Common Stock in any fiscal year, subject to changes in capital as described in Paragraph 12.

3.  ADMINISTRATION

     The Executive Compensation and Organization Committee of the Board of Directors (hereinafter called the "Committee") consisting of two or more members of the Board of Directors, shall administer the Plan. Each member of the Committee shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor definition adopted by the Securities and Exchange Commission, and an "outside director" for purposes of Section 162(m)(4) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have the authority, consistent with the Plan, to determine the provisions and timing of the awards or options to be granted, to interpret the Plan and the awards and options granted under the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and the awards and options, including rules with respect to limitations on the utilization of shares of Common Stock of the Company in full or part payment of the option price under Paragraph 6(d) of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection therewith which may be necessary or advisable. Committee decisions and selections shall be made by a majority of its members present at a meeting at which a quorum is present, and shall be final. Any decision or selection reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly held. The Committee may delegate some or all of its authority under the Plan as the Committee deems appropriate; provided, however, that no such delegation may be made that would (i) cause options or awards under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or (ii) cause a Performance Award (as defined in Paragraph 8) to cease to qualify for exemption from the deduction limitations under Section 162(m) of the Code.

4.  ELIGIBILITY

     Employees, including officers of the Company and its subsidiaries and affiliates, who are from time to time responsible for the performance, growth and protection of the business of the Company or its subsidiaries and affiliates are eligible to be granted awards and options under the Plan. The employees who shall receive awards or options under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares to be covered by the award or awards and by the option or options granted to each such employee selected.

5.  LIMITATIONS

     No award or option may be granted under the Plan after December 31, 2002, but awards or options theretofore granted may extend beyond that date.

6.  TERMS AND CONDITIONS OF STOCK OPTIONS

     All options granted under this Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith as the Committee shall determine.

     (a) The option price per share shall be determined by the Committee but shall not be less than 100% of the fair market value at the time the option is granted. The fair market value shall be the closing price at which shares of such stock are traded on the New York Stock Exchange on the day on which the option is granted. If there is no sale of the shares on such Exchange on the date the option is granted, the mean between the bid and asked prices on such Exchange at the close of the market on such date shall be deemed to be the fair market value of the shares. In the event that the method for determining the fair market value of the shares provided for in this Paragraph 6(a) shall not be practicable, then the fair market value per share shall be determined by such other reasonable method as the Committee shall, in its discretion, select and apply at the time of grant of the option concerned.

     (b) Except as otherwise provided in Paragraphs 6(f), 6(g), and 6(h), each option shall be exercisable during and over such period ending not later than ten years from the date it was granted, as may be determined by the Committee and stated in the option.

     (c) Except as provided in Paragraphs 6(f), 6(g), 6(h), and 13, no option shall be exercisable during the year ending on the first anniversary date of the granting of the option or if the Committee so determines at the time of grant or subsequent thereto, during such lesser period not less than six months and one day from the date of grant.

     (d) Each option may be exercised by giving written notice to the Company specifying the number of shares to be purchased, which shall be accompanied by payment in full including applicable taxes, if any. Payment for taxes shall be in cash, in shares of Common Stock or in shares of Common Stock withheld by the Company from shares issuable upon exercise of the option, or such other consideration as shall be approved by the Committee. Payment of the option price shall be in cash, or in shares of Common Stock of the Company already owned by the optionee for at least six months before the date of payment, or by a combination of cash and shares of Common Stock of the Company already owned by the optionee for at least six months before the date of payment. (When payment of taxes or the option price is made in Common Stock, the Common Stock shall be valued at the closing price at which the shares are traded on the New York Stock Exchange on the last business day before the day on which the option is exercised.) No option shall be exercised for less than the lesser of 100 shares or the full number of shares for which the option is then exercisable. No optionee shall have any rights to dividends or other rights of a shareholder with respect to shares subject to his option until he has given written notice of exercise of his option, paid in full for such shares (including taxes) and, if requested, given the representation described in Paragraph 9.

     (e) Notwithstanding the foregoing Paragraph 6(d), each option granted hereunder may, at the time of grant or subsequent thereto, provide the right either (i) to exercise such option in whole or in part without any payment of the option price, or (ii) to request the Committee to permit, in its sole discretion, such exercise without any payment of the option price. If an option is exercised without a payment of the option price, the optionee shall be entitled to receive that number of whole shares as is determined by dividing (a) an amount equal to the fair market value per share on the date of exercise into
(b) an amount equal to the excess of the total fair market value of the shares on such date with respect to which the option is being exercised over the total cash purchase price of such shares as set forth in the option. Fractional shares will be rounded to the next lowest whole number. At the sole discretion of the Committee, or as specified in the option, the settlement of all or part of an optionee's rights under this Paragraph 6(e) may be made in cash in an amount equal to the fair market value of the shares otherwise payable hereunder. The number of shares with respect to which any option is exercised under this Paragraph 6(e) shall reduce the number of shares thereafter available for exercise under the option, and such shares thereafter may not again be optioned under the Plan. In no event may an option be exercised under this Paragraph 6(e) at a time when the option price per share of Common Stock of the Company equals or exceeds the fair market value per share of such Common Stock.

     (f) If an optionee's employment by the Company or a subsidiary terminates by reason of his retirement, his option may thereafter be exercised to the extent to which it was exercisable at the time of his retirement (unless the Committee, in its discretion, determines otherwise), and may be exercised at any time during the stated period of the option. If the optionee dies prior to such expiration of the option, any unexercised option, to the extent to which it was exercisable at the time of his death, may thereafter be exercised by his designated beneficiary or, if none by the legal representative of his estate or by the legatee of the option under his last will for the stated period of the option, except that in no event shall such period expire less than one year from the date of his death in the case of a non-qualified option.

     (g) If an optionee's employment by the Company or a subsidiary terminates by reason of permanent disability, his option may thereafter be exercised in full, and may be exercised at any time during the stated period of the option. If the optionee dies prior to such expiration of the option, any unexercised option may thereafter be exercised by his designated beneficiary or, if none, by the legal representative of his estate or by the legatee of the option under his last will for the stated period of the option, except that in no event shall such period expire less than one year from the date of his death in the case of a non-qualified option.

     (h) If an optionee's employment by the Company or a subsidiary terminates by reason of his death, his option may thereafter be immediately exercised in full by his designated beneficiary or, if none, by the legal representative of his estate or by the legatee of the option under his last will, and for the stated period of the option, except that in no event shall such period expire less than one year from the date of his death in the case of a non-qualified option.

     (i) Except as set forth in Paragraph 11(d), if an optionee's employment terminates for any reason other than death, retirement, or permanent disability, his option shall be exercisable, to the extent that it was exercisable at the time of termination, for three months after his termination of employment, or if earlier, upon the expiration of the stated period of the option.

     (j) Except as permitted under Paragraph 6(k), no option granted pursuant to this Plan may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. The optionee may designate in writing a beneficiary of the option in the event of his death.

     (k) The Committee may grant options that are transferable, or amend outstanding options to make them transferable, by the optionee (any such option so granted or amended a "Transferable Option") to one or more members of the optionee's immediate family, to a partnership of which the only partners are members of the optionee's immediate family, or to a trust established by the optionee for the benefit of one or more members of the optionee's immediate family and the Committee may in its discretion permit transfers to other persons or entities. For this purpose the term "immediate family" means the optionee's spouse, children and grandchildren. Consideration may not be paid for the transfer of a Transferable Option. A transferee described in this Paragraph 6(k) shall be subject to all terms and conditions applicable to the Transferable Option prior to its transfer. The stock option agreement with respect to a Transferable Option shall set forth its transfer restrictions, and only options granted pursuant to a stock option agreement expressly permitting transfer pursuant to this Paragraph 6(k) shall be so transferable.

     (l) Notwithstanding any intent to grant incentive stock options, an option will not be considered an incentive stock option to the extent that it together with any earlier incentive stock options granted to any optionee permits the exercise for the first time by such optionee in any calendar year of more than $100,000 in value of stock of the Company (determined at the time of grant).

     (m) The Committee may from time to time establish option exercise procedures for purposes of permitting an optionee to defer compensation. Such procedures may permit an optionee to elect to have all or a portion of the shares issuable by the Company on exercise of an option transferred to a trust established by the Company. Notwithstanding Paragraph 6(d) above, an optionee who elects to follow any such procedures shall not have any rights as a stockholder with respect to shares issued on exercise of options under such procedures.

7.  TERMS AND CONDITIONS OF DEFERRED STOCK UNIT AWARDS

     All awards of Units under the Plan shall be subject to all the applicable provisions thereof, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Committee shall determine.

     (a) Awards of Units may be in addition to or in lieu of option grants.

     (b) The number of Units allotted to an employee shall be credited to a memorandum account maintained by the Company for the employee. No employee shall be a shareholder with respect to any Units credited to his account, nor shall he (or any beneficiary) have any right to or interest in any specific asset of the Company or its subsidiaries, including any shares of Common Stock which may be purchased or held by the Company or its subsidiaries to provide the benefits payable under the Plan, until such shares are actually distributed under the Plan.

     (c) When dividends other than stock dividends are paid from time to time by the Company with respect to its Common Stock, the Company shall calculate the amount which would have been payable in cash or other property on the total undistributed Units in each employee's memorandum account on each dividend record date as if each such Unit represented one share of issued and outstanding Common Stock of the Company held by the employee. An amount equivalent to each such dividend shall thereupon be paid to the employee on the dividend payment date in cash or other property, as the case may be, as additional compensation to the employee.

     (d) With respect to each award of Units to an employee, and except as provided in Paragraphs 7(e), 8, and 13 of the Plan, shares of Common Stock of the Company equal in number to the number of Units so awarded to the employee shall be distributed to such employee in a single lump sum on the second, third, fourth or fifth anniversary of the date on which such award of Units was made or in two, three, four or five equal annual installments commencing on a date not earlier than six months after such award date and on each anniversary thereafter for the duration of the installment period, all as specified in the award of such Units; provided, however, that the Committee may, in its sole discretion, accelerate the payment of any lump sum or installment in the event of the retirement or permanent disability of an employee or for any other reason decided by the Committee.

     (e) If an employee retires within one year from the date on which an award of Units shall have been made to such employee, the number of Units credited to his memorandum account as a result of such award, other than Units paid or accelerated pursuant to Paragraph 7(d), shall be forfeited as of the date of his retirement (unless the Committee, in its sole discretion, waives such forfeiture) and the number of Units remaining in his memorandum account shall be distributed pursuant to Paragraph 7(d). Notwithstanding the foregoing, an award of Units may specify that such Units shall be forfeited if the employee retires prior to the payment date or dates specified in the award. In such case, the Units shall be forfeited in accordance with the terms of the award, unless the Committee, in its sole discretion, waives such forfeiture.

     If an employee or former employee dies, such number of shares of Common Stock of the Company as is equal to the total number of Units credited to his memorandum account as of the date of his death shall be distributed to his designated beneficiaries as soon thereafter as practicable.

     If an employee's employment with the Company or a subsidiary or affiliate terminates by reason of his permanent disability, such number of shares of Common Stock of the Company as is equal to the total number of Units credited to his memorandum account as of the date of his termination shall be distributed as provided in Paragraph 7(d).

     If an employee ceases to be an employee of the Company or a subsidiary or affiliate for any reason other than retirement, permanent disability, or death, the total number of Units credited to his memorandum account shall be forfeited as of the date of such termination of employment. In the case of termination for cause, the provisions of Paragraph 11(d) shall also apply.

     (f) Designations of beneficiaries shall be made in writing filed with the Company in such form and in such manner as the Committee may from time to time prescribe. Beneficiaries may be changed in the same manner at any time prior to the death of an employee. If an employee dies without having designated any surviving beneficiaries, his interest in Units under the Plan shall be distributed to the legal representative of his estate.

     (g) The Company may require any employee or other person receiving Common Stock of the Company pursuant to an award under the Plan to pay to the Company the amount of any taxes which the Company or a subsidiary is required to withhold in connection with the distribution of such Common Stock. Such tax payments may be made to the Company in cash, in shares of Common Stock (including shares of Common Stock withheld by the Company from shares then distributable), with the value of such Common Stock being the closing price at which the shares are traded on the New York Stock Exchange on the last business day before the day on which the distribution is made, or in such other consideration as shall be approved by the Committee.

     (h) The Committee may from time to time establish procedures for the distribution of shares distributable pursuant to Units for purposes of permitting an awardee to defer compensation. Such procedures may permit an awardee to elect to have all or a portion of the shares distributable pursuant to Units transferred to a trust established by the Company. An awardee who elects to follow any such procedures shall not have any rights as a stockholder with respect to shares distributed under such procedures.

8.  PERFORMANCE AWARDS

     The Committee may, prior to or at the time of grant, designate an award of Units as a performance award (hereinafter called a "Performance Award") in which event it shall condition the grant or vesting, as applicable, of such Units upon the attainment of Performance Goals (as defined in Paragraph 8(b) below) and the provisions of Paragraph 8 shall control with respect to such Performance Awards to the extent inconsistent with Paragraph 7.

     (a) All Performance Awards shall be designated as such by the Committee prior to or at the time of grant, based upon a determination that (i) the recipient is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code (sometimes referred to herein as a "Covered Employee") in the fiscal year in which the Company would expect to be able to claim a tax deduction with respect to such Performance Awards and (ii) the Committee wishes such Performance Awards to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(c) of the Code.

     (b) "Performance Goals" means the performance goals established by the Committee in connection with the grant of Performance Awards. Such Performance Goals (i) shall be based on the attainment by the Company of specified levels of one or more of the following measures: earnings per share, return on equity, or profit before taxes, and (ii) shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

     (c) Following the completion of each fiscal year, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such year and the extent to which Performance Awards have been earned by each Covered Employee for such fiscal year.

     (d) Notwithstanding Paragraph 7 of the Plan, no Performance Award shall vest or be paid out except (i) upon achievement of the applicable Performance Goals, (ii) upon the death or permanent disability of the employee, or (iii) upon a Change of Control pursuant to Paragraph 13(b).

9.  INVESTMENT REPRESENTATION

     Upon any distribution of shares of Common Stock of the Company pursuant to any provision of the Plan, the distributee may be required to represent in writing that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfers.

10.  TRANSFER, LEAVE OF ABSENCE, ETC.

     For the purpose of the Plan: (a) a transfer of an employee between and among the Company, a subsidiary, or an affiliate, and (b) a leave of absence, duly authorized in writing by the Company, shall not be deemed a termination of employment.

11.  RIGHTS OF EMPLOYEES AND OTHERS

     (a) No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan.

     (b) Nothing contained in the Plan shall be deemed to give any employee the right to be retained in the service of the Company or its subsidiaries or affiliates.

     (c) Except as specifically provided in the Plan, no person shall have the right to assign, transfer, alienate, pledge, encumber or subject to lien the benefits to which he is entitled thereunder, and benefits under the Plan shall not be subject to adverse legal process of any kind. No prohibited assignment, transfer, alienation, pledge or encumbrance of benefits or subjection of benefits to lien or adverse legal process of any kind will be recognized by the Committee and in such case the Committee may terminate the right of such person to such benefits and direct that they be held or applied for the benefit of such person, his spouse, children or other dependents in such manner in such proportion as the Committee deems advisable. If a person to whom benefits shall be due under the Plan shall be or become incompetent, either physically or mentally, in the judgment of the Committee, the Committee shall have the right to determine to whom such benefits shall be paid for the benefit of such person.

     (d) Notwithstanding any provision in the Plan to the contrary, if an employee ceases to be an employee of the Company or a subsidiary or affiliate by reason of termination for cause, all options and Units (including Performance Awards) held by him or for his account under the Plan shall be immediately forfeited and he shall be liable to the Company for all profit realized by him from options exercised or shares of Company Common Stock distributed to him during the three months immediately preceding such termination. Termination for cause shall include termination initiated by the Company or by the employee incident to or connected with a finding that the employee has engaged in misappropriation, theft, embezzlement, kick-backs, bribery or similar deliberate, gross or willful misconduct or dishonest acts or omissions.

12.  CHANGES IN CAPITAL

     If the outstanding Common Stock of the Company subject to the Plan shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, or if the Company shall pay an extraordinary dividend on its Common Stock, the number and kind of shares subject to the Plan and/or the number of Units or option values or prices shall be appropriately and equitably adjusted so as to maintain the value or option price thereof, as the case may be.

13.  CHANGE IN CONTROL PROVISIONS

     (a) Notwithstanding any other provision of the Plan, in the event of a Change of Control, any stock option or related right outstanding as of the date such Change in Control is determined to have occurred, and which is not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant. In addition, notwithstanding any other provision of the Plan, during the 60-day period from and after a Change of Control (the "Exercise Period"), an optionee shall have the right, whether or not the option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the option and by giving notice to the Company (or its successor, if applicable), to elect (within the Exercise Period) to surrender all or part of the option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change of Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the option multiplied by the number of shares of Common Stock granted under the option as to which the right granted under this Paragraph 13(a) shall have been exercised. Notwithstanding the foregoing, if any right granted pursuant to this Paragraph 13(a) would make a Change of Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that but for the nature of such grant would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such right Common Stock with a fair market value equal to the cash that would otherwise be payable hereunder.

     (b) Notwithstanding any other provision of the Plan, in the event of a Change of Control, the Units (including Performance Awards) credited to the participant's memorandum account but not yet distributed pursuant to Paragraph 7(d) as of the date of the Change of Control shall be paid out as soon thereafter as practicable (but in no event more than 30 days after the Change of Control) at a dollar value per Unit equal to the Change of Control Price. Notwithstanding the foregoing, if any right granted pursuant to this Paragraph 13(b) would make a Change of Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that but for the nature of such grant would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such right Common Stock with a fair market value equal to the cash that would otherwise be payable hereunder.

     (c) For purposes of the Plan, a "Change of Control" shall be deemed to have taken place upon the occurrence of any of the following events:

          (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company where such acquisition causes such Person to own 20% or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1) the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

          (2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (3) approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (4) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (d) For purposes of the Plan, "Change of Control Price" means the higher of
(i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares may then be listed during the 60-day period prior to and including the date of a Change of Control or (ii) if the Change of Control is the result of a tender or exchange offer or a Business Combination, the highest price per share of Common Stock paid in such tender or exchange offer or Business Combination; provided, however, that in the case of incentive stock options, the Change of Control Price shall be in all cases the fair market value of the Common Stock on the date such incentive stock option is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Committee.

14.  USE OF PROCEEDS

     Proceeds from the sale of shares pursuant to options granted under this Plan shall constitute general funds of the Company.

15.  AMENDMENTS

     The Board of Directors may amend, alter or discontinue the Plan, including without limitation any amendment considered to be advisable by reason of changes to the Code, but, no amendment, alteration or discontinuation shall be made (i) which would impair the rights of any holder of an award or option theretofore granted, without his consent, (ii) which would cause a Performance Award to cease to qualify for exemption under Section 162(m) of the Code, or (iii) which, without the approval of the shareholders, would:

          (a) Except as is provided in Paragraph 12, increase the total number of shares reserved for the purpose of the Plan.

          (b) Except as is provided in Paragraphs 6(e) and 12, decrease the option price of an option to less than 100% of the fair market value on the date of the granting of the option.

          (c) Extend the duration of the Plan.

     Notwithstanding the foregoing, the Board of Directors may amend the Plan and the Committee may amend any option or award, either retroactively or prospectively and without the consent of any optionee or award holder, so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act pursuant to rules and releases promulgated by the Securities and Exchange Commission.

16.  GOVERNING LAW

     The Plan and all awards and options granted and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.

                                 SIDE 1 OF CARD
--------------------------------------------------------------------------------

[SCHERING-PLOUGH LOGO]

SCHERING-PLOUGH CORPORATION
One Giralda Farms
Madison, NJ 07940

                          NOTICE OF ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD APRIL 22, 1997

Dear Shareholder:

        The Annual Meeting of Shareholders of Schering-Plough Corporation (the "Corporation") will be held at the offices of the Corporation, Galloping Hill Road, Kenilworth, New Jersey, on Tuesday, April 22, 1997, at 2:00 p.m. to:

        1.  Elect five directors for terms of three years;
        2. Act upon the ratification of the designation of Deloitte & Touche LLP to audit the books and accounts of the Corporation for 1997;
        3. Act upon a proposal to approve the adoption of the 1997 Stock Incentive Plan; and
        4. Transact such other business as may properly come before the meeting.

        Only holders of record of Common Shares at the close of business on March 7, 1997 will be entitled to vote at the meeting, or any adjournment or postponement thereof.

        To be sure that your vote is counted, we urge you to complete and sign the proxy card below, detach it from this letter, and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Corporation in reducing the expense of additional proxy solicitation.

        Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, please detach and bring this letter to the meeting as an admission ticket. If you are a stockholder whose shares are not registered in your own name and you plan to attend, please bring evidence of your stock ownership (which you can obtain from your bank, broker, etc.) to the meeting. Seating will be on a first-come, first-serve basis.

                                        William J. Silbey
                                        Secretary

March 21, 1997

                             DETACH PROXY CARD HERE
                             -                    -
--------------------------------------------------------------------------------

    [    ]

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.

1. Election of Directors

   FOR all nominees [X]    WITHHOLD AUTHORITY to vote [X]    *EXCEPTIONS [X]
   listed below            for all nominees listed below.

   Nominees for 3-year terms: David C. Garfield, Robert P. Luciano, H. Barclay Morley, Carl E. Mundy, Jr., Patricia F. Russo.
   (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)
   *Exceptions ________________________________________________________________

2. Ratification of Designation of Independent Auditors

        FOR [X]   AGAINST [X]   ABSTAIN [X]

3. 1997 Stock Incentive Plan

        FOR [X]   AGAINST [X]   ABSTAIN [X]

This proxy will be voted FOR Items 1, 2 and 3, unless instructions to the contrary are indicated.

                                        Address change and/or
                                        comments please mark here. [X]

                                        (Please sign exactly as name or names
                                        appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. Names of all joint holders should be written even if signed by only one.)

                                        Dated: __________________________, 1997

                                        _______________________________________
                                                        SIGNATURE

                                        _______________________________________
                                                        SIGNATURE

                                             Votes MUST be indicated
                                             (x) in Black or Blue ink. [X]

Please sign, date and return the proxy
card promptly using the enclosed envelope.

                                 SIDE 2 OF CARD

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                                ADMISSION TICKET
                          SCHERING-PLOUGH CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                          APRIL 22, 1997 AT 2:00 P.M.
                              GALLOPING HILL ROAD
                             KENILWORTH, NEW JERSEY







--------------------------------------------------------------------------------


                       SCHERING-PLOUGH CORPORATION--PROXY

                        SOLICITED BY BOARD OF DIRECTORS
                                      FOR
                 ANNUAL MEETING OF SHAREHOLDERS--APRIL 22, 1997

        The undersigned appoints HUGH A. D'ANDRADE, RICHARD JAY KOGAN, AND ROBERT P. LUCIANO, or any one or more of them, attorneys and proxies with power of substitution to vote all of the Common Shares of SCHERING-PLOUGH CORPORATION standing in the name of the undersigned at the Annual Meeting of Shareholders on April 22, 1997, and at all adjournments or postponements thereof, upon the matters set forth in the Notice and Proxy Statement of said meeting, receipt of which is acknowledged.

        The shares represented by this proxy will be voted as directed by the Shareholder. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU MAY SIGN ON THE REVERSE SIDE AND MAIL IN THE ENVELOPE PROVIDED. If no direction is given, shares will be voted FOR items 1, 2 and 3. Specific choices may be made on the reverse side.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)


                                SCHERING-PLOUGH CORPORATION
                                P.O. BOX 11371
                                NEW YORK, N.Y. 10203-0371


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